F&G Annuities & Life Reports First Quarter 2023 Results Des Moines, Iowa – (May 3, 2023) – F&G Annuities & Life, Inc. (NYSE: FG) (“F&G” or the “Company”) a leading provider of insurance solutions serving retail annuity and life customers and institutional clients, today reported financial results for the first quarter ended March 31, 2023. As of January 1, 2023, F&G has adopted Accounting Standard Update 2018-12, “Targeted Improvements to the Accounting for Long-Duration Contracts” (LDTI), as issued by the Financial Accounting Standards Board. This update significantly amends the accounting and disclosure requirements for long-duration insurance contracts. Adoption of this guidance is reflected in F&G’s consolidated financial statements using the full retrospective transition method effective January 1, 2023 with changes applied as of January 1, 2021, also referred to as the transition date. Prior periods are presented on a comparable basis to reflect impacts under the LDTI accounting standard. Net loss for the first quarter of $195 million, or $1.56 per diluted share (per share) primarily due to unfavorable mark-to-market, compared to net earnings of $239 million, or $2.28 per share, for the first quarter 2022. Net earnings (loss) include mark-to-market and other items which are not included in adjusted net earnings. Adjusted net earnings for the first quarter of $49 million, or $0.39 per share, compared to adjusted net earnings for the first quarter 2022 of $80 million, or $0.76 per share. Adjusted net earnings include significant income and expense items, alternative investment portfolio returns from short-term mark-to-market movement that differ from long-term return expectations, and quarterly fluctuations in market risk benefit actual experience that differs from expectations. Please see “Non-GAAP Measures and Other Information” for further explanation. First Quarter Highlights • Record gross sales: Total gross sales of $3.3 billion for the first quarter, an increase of 27% over the first quarter 2022, driven by record Retail sales partially offset by lower Institutional sales, which we expect to be lumpier and more opportunistic than our retail channels • Net sales reflect third party flow reinsurance: Net sales of $2.2 billion for the first quarter, a decrease of 8% from $2.4 billion in the first quarter 2022, reflecting third party flow reinsurance which increased from 50% to 75% of multiyear guaranteed annuity (MYGA) sales effective in September 2022 • Record assets under management: Ending assets under management (AUM) were $45.4 billion as of March 31, 2023, an increase of 18% from $38.6 billion in the prior year, driven by new business net of flow reinsurance, stable inforce retention, and debt issuance net proceeds • Return of capital to shareholders: As announced today, the Board of Directors has declared a quarterly dividend of $0.20 per common share, payable on June 30, 2023, to shareholders of record as of the close of business on June 16, 2023. Also, the Board of Directors has authorized a three-year share repurchase program, effective March 21, 2023, under which F&G may repurchase up to $25 million of FG common stock Chris Blunt, President and Chief Executive Officer of F&G, commented, “Despite a turbulent market backdrop, we reported record gross sales of $3.3 billion driven by record sales in our Retail channel. Net sales were $2.2 billion as we continue to reinsure more of our sales, given the significant accretion that we experience to our returns, combined with the cash generation and fee-based earnings that flow reinsurance delivers. We continue to expect our gross sales to grow at a double-digit pace while managing net sales retained to a level that continues to grow our assets under management. Ultimately, this strategy frees up incremental capital to be redeployed to the highest returning retained business as we work to maximize the economics of our business which we believe will, ultimately, be reflected in our equity valuation.”

Mr. Blunt continued, "The recent market volatility has also spurred concerns across the financial ecosystem focused on the credit worthiness of insurers' investment portfolios, combined with the risk of policyholders surrendering their policies. It is macro environments like this that highlight our business model and superior ecosystem which positions F&G to not only weather the storm but thrive. Our relationship with Blackstone provides access to both public and private markets as well as their superior risk management capabilities and exceptional credit underwriting, which has resulted in a durable portfolio that is well positioned to withstand an economic downturn. Additionally, our liabilities are relatively young with 88% either surrender protected or nonsurrenderable, providing a disincentive for policyholders to surrender early. Through the first quarter and into April, policy surrenders are slightly elevated, although within our long term pricing expectations, and we experienced strong positive net inflows during the month."

"To conclude, we have started the year with strong momentum and have many opportunities ahead to further expand our business which will, ultimately, drive margin expansion and improve returns. Additionally, we believe the recent market volatility will continue to spur an acceleration to industry sales, as advisors and consumers seek guaranteed growth combined with principal protection, which will provide a tailwind to F&G. Lastly, we continue to focus on capital allocation to drive value for our shareholders centered on returning a steady flow of capital through our $100 million annual dividend and recently authorized $25 million share repurchase program. Taken together, we are very excited with what the future holds for F&G."

Summary Financial Results

(In millions, except per share data)	Three Months Ended		Full Year	
	March 31, 2023	March 31, 2022	2022	2021
Total gross sales[1]	$ 3,281	$ 2,589	$ 11,254	$ 9,592
Net sales	$ 2,209	$ 2,353	$ 9,006	$ 8,723
Assets under management (AUM)	$ 45,422	$ 38,601	$ 43,568	$ 36,494
Average assets under management (AAUM)	$ 44,393	$ 37,459	$ 40,069	$ 31,938
Adjusted return on assets	0.44 %	0.85 %	0.82 %	2.05 %
Net earnings (loss)	$ (195)	$ 239	$ 635	$ 1,240
Net earnings (loss) per diluted share	$ (1.56)	$ 2.28	$ 5.52	$ 11.81
Adjusted net earnings	$ 49	$ 80	$ 328	$ 656
Adjusted net earnings per diluted share	$ 0.39	$ 0.76	$ 2.85	$ 6.25
Weighted average diluted shares	125	105	115	105
Common shares outstanding	126	105	126	105
Book value per share	$ 19.72	$ 35.93	$ 19.09	$ 47.94
Book value excluding AOCI per share	$ 39.94	$ 42.31	$ 41.45	$ 40.01

Sales Results

Record gross sales were $3.3 billion in the first quarter, an increase of 27% over the first quarter 2022 and 22% over the fourth quarter 2022, reflecting execution of the Company's diversified growth strategy with a disciplined approach to pricing.

Record Retail sales were $2.8 billion in the first quarter, an increase of 87% over first quarter 2022 and 12% over the fourth quarter 2022. This reflects increased demand for our products in the first quarter, given higher interest rates and market volatility which often spur fixed annuity sales as financial advisors and consumers seek resilience for investment portfolios and retirement savings. Fixed annuities are increasingly viewed as an attractive solution offering relatively higher rates, guaranteed growth and principal protection, and tax advantaged accumulation and annuitization options. We saw growth across all three Retail channels, including agent, bank and broker dealer, in the first quarter, as compared to the prior year.

[1] See definition of non-GAAP measures below

Institutional sales were $0.5 billion in the first quarter, split almost evenly between pension risk transfer transactions and funding agreement issuances, compared to $1.1 billion in the first quarter 2022 and $0.2 billion in the fourth quarter of 2022. We have also closed an additional pension risk transfer transaction of approximately $200 million in April, which was not reflected in first quarter sales. Net sales retained were $2.2 billion in the first quarter, which reflects 67% of gross sales, as compared to 70% in the fourth quarter of 2022, and 92% in the first quarter of 2022. This trend reflects an increase in third party flow reinsurance from 50% to 75% of MYGA sales, effective in September of 2022. As a reminder, we utilize flow reinsurance which provides a lower capital requirement on ceded new business, while allocating capital to the highest returning retained business. On January 31, 2023, F&G acquired a 49% equity ownership stake in SYNCIS, a leading independent agent life distribution partner. This aligns to our strategy to expand our investment in capital light and accretive owned distribution, while boosting our presence in underserved multi-cultural and middle-market segments. Average assets under management was $44.4 billion for the first quarter, an increase of 18% from $37.5 billion in the first quarter 2022, driven by net new business flows and net debt proceeds. Record assets under management were $45.4 billion as of March 31, 2023. A rollforward of AUM can be found in the non-GAAP measurements section of this release. Earnings Results and LDTI Adoption The company reported a GAAP net loss for the first quarter of $195 million, or $1.56 per share, compared to net earnings of $239 million, or $2.28 per share, for the first quarter 2022. Results for the first quarter 2023 reflect $244 million of unfavorable mark-to-market and other items, including the following; all of which are not included in adjusted net earnings. • $74 million unfavorable net recognized gains and losses, including the impact of investment gains and losses recognized in operations and the effect of changes in fair value of the reinsurance related embedded derivative, • $229 million unfavorable market related liability adjustments, including liability mark-to-market impacts and related economic assumption review updates due to fixed indexed annuity related and embedded derivative market movements, • $7 million unfavorable from purchase price amortization, transaction costs and other non-recurring items, and • ($66) million taxes on the above items. With the adoption of LDTI, the most significant effects of the new accounting standard on F&G’s adjusted net earnings are: • adoption of constant actuarial intangibles amortization, which will now show a more predictable trend and grow with the inforce book over time, and • the new market risk benefit (MRB) reserve change which replaces the prior SOP 03-1 reserve change for the guaranteed minimum withdrawal or death benefits. We expect future quarterly fluctuations in market risk benefit actual experience that differs from expectations, and with less amortization offset. These effects reflect timing differences when sources of actual earnings emerge, although from an economic perspective, the underlying product profitability is unchanged. Also, since LDTI is a U.S. GAAP accounting standard, there is no impact to statutory results, insurance company cash flows, or regulatory capital. Adjusted net earnings for the first quarter were $49 million, or $0.39 per share, compared to adjusted net earnings for the first quarter of 2022 of $80 million, or $0.76 per share. Adjusted net earnings include significant income and expense items, alternative investment portfolio returns from short-term mark-to-market movement that differ from long-term return expectations, and quarterly fluctuations in market risk benefit actual experience that differences from expectations. • The first quarter of 2023 included $99 million of investment income from alternative investments, partially offset by $37 million tax valuation allowance expense. Alternative investments investment income based on management’s long-term expected return of approximately 10% was $132 million. • The first quarter of 2022 included $102 million of investment income from alternative investments, $18 million income of CLO redemption gains and other investment income, partially offset by $38 million tax valuation allowance expense. Alternative investments investment income based on management’s long- term expected return of approximately 10% was $100 million.

Capital and Liquidity Highlights

GAAP book value excluding AOCI was $5.0 billion or $39.94 per share, based on 126 million common shares outstanding as of March 31, 2023. This reflects an increase of $3.28 or 9% from year-end as previously reported, including $4.79 net increase from LDTI adoption, $0.39 increase from adjusted net earnings and ($1.90) per share net decrease for mark-to-market movements during the quarter.

Book value per share excluding AOCI as of December 31, 2022 - previously reported	$	36.66
LDTI adoption change in retained earnings		4.79
Book value per share excluding AOCI as of December 31, 2022 - recast for LDTI	$	41.45
Adjusted net earnings		0.39
Book value per share excluding AOCI, before mark-to-market	$	41.84
Liability-related mark-to-market movement		(1.43)
Investment-related mark-to-market movement		(0.47)
Book value per share excluding AOCI as of March 31, 2023	$	39.94

As shown above the LDTI adoption increased book value by $0.6 billion, or $4.79 per share, as of December 31, 2022. This was driven by three primary updates to retained earnings, including:

- $0.5 billion increase for changes in the MRB reserve and elimination of former SOP-03-1 reserve, and
- $0.2 billion increase for the migration to a constant actuarial intangibles amortization methodology; partially offset by
- ($0.1) billion decrease for other items.

The debt-to-capitalization ratio, excluding AOCI, was 24% as of March 31, 2023, slightly below our long-term target of 25%. This reflects both the restatement of equity under the new LDTI accounting standard and senior notes issuance during the quarter.

- On January 13, 2023, F&G successfully completed its first debt issuance as a public company issuing $500 million of 7.40% senior unsecured notes due in 2028. We intend to use the net proceeds from the senior notes to support growth of the business and future liquidity needs.
- On February 21, 2023, F&G entered into an amendment with the lenders to increase the aggregate principal amount of its revolving credit facility by $115 million, from $550 million to $665 million, of which $515 million was drawn at March 31, 2023.

The Board of Directors has authorized a three-year share repurchase program, effective March 21, 2023, under which F&G may repurchase up to $25 million of FG common stock. No shares had been repurchased as of March 31.

The Board of Directors has declared a quarterly dividend of $0.20 per common share, payable on June 30, 2023, to shareholders of record as of the close of business on June 16, 2023.

Conference Call

We will host a call with investors and analysts to discuss F&G's first quarter 2023 results on Thursday, May 4, 2023, beginning at 9:00 a.m. Eastern Time. A live webcast of the conference call will be available on the F&G Investor Relations website at fglife.com. The conference call replay will be available via webcast through the F&G Investor Relations website at fglife.com. The telephone replay will be available from 1:00 p.m. Eastern Time on May 4, 2023, through May 11, 2023, by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The access code will be 13735022.

About F&G

F&G is committed to helping Americans turn their aspirations into reality. F&G is a leading provider of insurance solutions serving retail annuity and life customers and institutional clients and is headquartered in Des Moines, Iowa. For more information, please visit fglife.com.

Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, this presentation includes non-GAAP financial measures, which the Company believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. Management believes these non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do. The presentation of this financial information is not intended to be considered in isolation of or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. By disclosing these non-GAAP financial measures, the Company believes it offers investors a greater understanding of, and an enhanced level of transparency into, the means by which the Company’s management operates the Company. Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net earnings, net earnings attributable to common shareholders, or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided within. Forward-Looking Statements and Risk Factors This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties, many of which are beyond our control. Some of the forward-looking statements can be identified by the use of terms such as “believes”, “expects”, “may”, “will”, “could”, “seeks”, “intends”, “plans”, “estimates”, “anticipates” or other comparable terms. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: general economic conditions and other factors, including prevailing interest and unemployment rate levels and stock and credit market performance; natural disasters, public health crises, international tensions and conflicts, geopolitical events, terrorist acts, labor strikes, political crisis, accidents and other events; concentration in certain states for distribution of our products; the impact of interest rate fluctuations; equity market volatility or disruption; the impact of credit risk of our counterparties; changes in our assumptions and estimates regarding amortization of our deferred acquisition costs, deferred sales inducements and value of business acquired balances; regulatory changes or actions, including those relating to regulation of financial services affecting (among other things) underwriting of insurance products and regulation of the sale, underwriting and pricing of products and minimum capitalization and statutory reserve requirements for insurance companies, or the ability of our insurance subsidiaries to make cash distributions to us; and other factors discussed in “Risk Factors” and other sections of F&G's Form 10-K and other filings with the Securities and Exchange Commission (SEC). SOURCE: F&G Annuities & Life, Inc CONTACT: Lisa Foxworthy-Parker SVP of Investor & External Relations Investor.relations@fglife.com 515.330.3307

F&G ANNUITIES & LIFE, INC. CONSOLIDATED BALANCE SHEETS (In millions) March 31, 2023 December 31, 2022 December 31, 2021 Assets: Investments: Fixed maturity securities available for sale, at fair value, (amortized cost of $38,226), net of allowance for credit losses of $16 at March 31, 2023 $ 34,197 $ 31,218 $ 29,962 Preferred securities, at fair value 691 722 1,028 Equity securities, at fair value 106 101 143 Derivative investments 432 244 816 Mortgage loans, net of allowance for credit losses of $60 at March 31, 2023 4,984 4,554 3,749 Investments in unconsolidated affiliates 2,669 2,455 2,371 Other long-term investments 565 537 468 Short-term investments 776 1,556 373 Total investments $ 44,420 $ 41,387 $ 38,910 Cash and cash equivalents 1,584 960 1,533 Reinsurance recoverable, net of allowance for credit losses of $9 at March 31, 2023 6,361 5,417 3,587 Goodwill 1,749 1,749 1,749 Prepaid expenses and other assets 948 941 637 Other intangible assets, net 3,677 3,429 2,863 Market risk benefits asset 106 117 41 Income taxes receivable 25 28 50 Deferred tax asset, net 544 600 — Total assets $ 59,414 $ 54,628 $ 49,370 Liabilities and Equity: Contractholder funds $ 43,379 $ 40,843 $ 34,753 Future policy benefits 5,371 5,021 4,918 Market risk benefits liability 324 282 469 Accounts payable and accrued liabilities 1,453 1,260 1,366 Deferred tax liability, net — — 177 Notes payable 1,572 1,114 977 Funds withheld for reinsurance liabilities 4,830 3,703 1,676 Total liabilities $ 56,929 $ 52,223 $ 44,336 Equity: F&G common stock $0.001 par value; authorized 500,000,000 shares as of March 31, 2023; outstanding and issued shares of 126,379,456 and 126,387,218 as of March 31, 2023, respectively — — — Additional paid-in-capital 3,167 3,162 2,750 Retained earnings 1,866 2,061 1,451 Accumulated other comprehensive (loss) income ("AOCI") (2,548) (2,818) 833 Treasury stock, at cost (7,762 shares at March 31, 2023) — — — Total equity $ 2,485 $ 2,405 $ 5,034 Total liabilities and equity $ 59,414 $ 54,628 0 $ 49,370

F&G ANNUITIES & LIFE, INC. CONSOLIDATED STATEMENTS OF OPERATIONS FIRST QUARTER INFORMATION (In millions) (Unaudited) Three months ended March 31, 2023 March 31, 2022 Revenues: Life insurance premiums and other fees $ 365 $ 596 Interest and investment income 519 451 Recognized gains and losses, net (15) (297) Total revenues 869 750 Benefits and expenses: Benefits and other changes in policy reserves 812 203 Market risk benefit (gains) losses 59 70 Depreciation and amortization 90 76 Personnel costs 53 30 Other operating expenses 36 18 Interest expense 22 8 Total benefits and expenses 1,072 405 Earnings (loss) from continuing operations before income taxes (203) 345 Income tax expense (benefit) (8) 106 Earnings (loss) from continuing operations (195) 239 Earnings from discontinued operations, net of tax — — Net earnings (loss) $ (195) $ 239 Net earnings (loss) per common share: Basic $ (1.56) $ 2.28 Diluted $ (1.56) $ 2.28 Weighted average common shares used in computing net earnings (loss) per common share: Basic 125 105 Diluted 125 105

F&G ANNUITIES & LIFE, INC. RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED NET EARNINGS FIRST QUARTER INFORMATION (In millions) (Unaudited) Three months ended March 31, 2023 March 31, 2022 Net earnings (loss) from continuing operations $ (195) $ 239 Non-GAAP adjustments(1): Recognized (gains) losses, net Net realized and unrealized (gains) losses on fixed maturity available-for-sale securities, equity securities and other invested assets 48 105 Change in allowance for expected credit losses 8 — Change in fair value of reinsurance related embedded derivatives 19 (122) Change in fair value of other derivatives and embedded derivatives (1) — Recognized (gains) losses, net 74 (17) Market related liability adjustments 229 (190) Purchase price amortization 5 6 Transaction costs and other non-recurring items 2 — Income taxes on non-GAAP adjustments (66) 42 Adjusted net earnings(1) $ 49 $ 80 1See definition of non-GAAP measures below

F&G ANNUITIES & LIFE, INC. CONSOLIDATED STATEMENTS OF EARNINGS YEAR ENDED 2022 AND 2021 INFORMATION (In millions) (Unaudited) Year ended December 31, 2022 December 31, 2021 Revenues: Life insurance premiums and other fees $ 1,704 $ 1,407 Interest and investment income 1,655 1,852 Recognized gains and losses, net (1,010) 715 Total revenues 2,349 3,974 Benefits and expenses: Benefits and other changes in policy reserves 1,126 1,932 Market risk benefit (gains) losses (182) (44) Depreciation and amortization 324 271 Personnel costs 157 129 Other operating expenses 102 105 Interest expense 29 29 Total benefits and expenses 1,556 2,422 Earnings (loss) from continuing operations before income taxes 793 1,552 Income tax expense (benefit) 158 320 Earnings (loss) from continuing operations 635 1,232 Earnings from discontinued operations, net of tax — 8 Net earnings (loss) $ 635 $ 1,240 Net earnings (loss) per common share: Basic $ 5.52 $ 11.81 Diluted $ 5.52 $ 11.81 Weighted average common shares used in computing net earnings (loss) per common share: Basic 115 105 Diluted 115 105

F&G ANNUITIES & LIFE, INC. RECONCILIATION OF NET EARNINGS (LOSS) TO ADJUSTED NET EARNINGS YEAR ENDED 2022 AND 2021 INFORMATION (In millions) (Unaudited) Year ended December 31, 2022 December 31, 2021 Net earnings (loss) from continuing operations $ 635 $ 1,232 Non-GAAP adjustments(1): Recognized (gains) losses, net Net realized and unrealized (gains) losses on fixed maturity available-for-sale securities, equity securities and other invested assets 446 (56) Change in allowance for expected credit losses 24 (5) Change in fair value of reinsurance related embedded derivatives (352) (34) Change in fair value of other derivatives and embedded derivatives (1) (14) Recognized (gains) losses, net 117 (109) Market related liability adjustments (566) (213) Purchase price amortization 21 26 Transaction costs and other non-recurring items 10 (430) Income taxes on non-GAAP adjustments 111 150 Adjusted net earnings(1) $ 328 $ 656 1See definition of non-GAAP measures below

Non-GAAP Measures and Other Information

RECONCILIATION OF NET EARNINGS (LOSS) AND ADJUSTED NET EARNINGS

The table below reconciles net earnings (loss) from continuing operations to adjusted net earnings.

	Three months ended		Year ended	
	March 31, 2023	March 31, 2022	December 31, 2022	December 31, 2021
Net earnings (loss) from continuing operations	$ (195)	$ 239	$ 635	$ 1,232
Non-GAAP adjustments[1]:				
Recognized (gains) losses, net				
Net realized and unrealized (gains) losses on fixed maturity available-for-sale securities, equity securities and other invested assets	48	105	446	(56)
Change in allowance for expected credit losses	8	—	24	(5)
Change in fair value of reinsurance related embedded derivatives	19	(122)	(352)	(34)
Change in fair value of other derivatives and embedded derivatives	(1)	—	(1)	(14)
Recognized (gains) losses, net	74	(17)	117	(109)
Market related liability adjustments	229	(190)	(566)	(213)
Purchase price amortization	5	6	21	26
Transaction costs and other non-recurring items	2	—	10	(430)
Income taxes on non-GAAP adjustments	(66)	42	111	150
Adjusted net earnings[1]	$ 49	$ 80	$ 328	$ 656

[1]See definition of non-GAAP measures below

- Adjusted net earnings of $49 million, or $0.39 per share, for the first quarter of 2023 included $99 million, or $0.80 per share, of investment income from alternative investments, partially offset by $37 million, or $0.30 per share, of tax valuation allowance expense. Alternative investments investment income based on management's long-term expected return of approximately 10% was $132 million, or $1.06 per share.

- Adjusted net earnings of $80 million, or $0.76 per share, for the first quarter of 2022 included $102 million, or $0.97 per share, of investment income from alternative investments, $18 million, or $0.17 per share, of CLO redemption gains and other investment income, partially offset by $38 million, or $0.36 per share, of tax valuation allowance expense. Alternative investments investment income based on management's long-term expected return of approximately 10% was $100 million, or $0.95 per share.

- Adjusted net earnings of $328 million, or $2.85 per share, for the twelve months ended December 31, 2022 included $202 million, or $1.76 per share, of investment income from alternative investments, $66 million, or $0.57 per share, of gain from actuarial assumption updates, $20 million, or $0.17 per share, net tax benefits and $13 million, or $0.11 per share, net CLO redemption gains and other income and expense items. Alternative investments investment income based on management's long-term expected return of approximately 10% was $419 million, or $3.64 per share.

- Adjusted net earnings of $656 million, or $6.25 per share, for the twelve months ended December 31, 2021 included $497 million, or $4.73 per share, of investment income from alternative investments, $73 million, or $0.70 per share, of CLO redemption gains and other income and $10 million, or $0.10 per share, of other items. Alternative investments investment income based on management's long-term expected return of approximately 10% was $236 million, or $2.25 per share.

RECONCILIATION OF TOTAL EQUITY, TOTAL EQUITY EXCLUDING ACCUMULATED OTHER COMPREHENSIVE INCOME (AOCI), BOOK VALUE PER SHARE AND BOOK VALUE PER SHARE EXCLUDING AOCI

	As of		
Reconciliation of Total Equity to Total Equity excluding AOCI:	March 31, 2023	December 31, 2022	December 31, 2021
Total Equity	$ 2,485	$ 2,405	$ 5,034
Less: AOCI	(2,548)	(2,818)	833
Total equity excluding AOCI[1]	$ 5,033	$ 5,223	$ 4,201
Common shares outstanding (in millions)	126	126	105
Book value per common share	$ 19.72	$ 19.09	$ 47.94
Book value per common share, excluding AOCI	$ 39.94	$ 41.45	$ 40.01

ASSETS UNDER MANAGEMENT (AUM) ROLLFORWARD AND AVERAGE ASSETS UNDER MANAGEMENT (AAUM)

	Three months ended	Year ended	
	March 31, 2023	December 31, 2022	December 31, 2021
AUM at beginning of period[1]	$ 43,568	$ 36,494	$ 28,553
Net new business asset flows	2,387	8,539	8,393
Net flow reinsurance to third parties	(992)	(2,012)	(852)
Debt issuance (repayment) proceeds, net	459	547	400
AUM at end of period[1]	$ 45,422	$ 43,568	$ 36,494
AAUM[1]	$ 44,393	$ 40,069	$ 31,938

SALES HIGHLIGHTS

	Three Months Ended		Twelve Months Ended	
(In millions)	March 31, 2023	March 31, 2022	December 31, 2022	December 31, 2021
Total annuity sales	$ 2,724	$ 1,435	$ 8,294	$ 6,048
Indexed universal life sales	37	27	127	87
Funding agreements (FABN/FHLB)	256	600	1,443	2,310
Pension risk transfer	264	527	1,390	1,147
Gross sales[1]	$ 3,281	$ 2,589	$ 11,254	$ 9,592
Sales attributable to flow reinsurance to third parties	(1,072)	(236)	(2,248)	(869)
Net Sales[1]	$ 2,209	$ 2,353	$ 9,006	$ 8,723

[1]See definition of non-GAAP measures below

DEFINITIONS The following represents the definitions of non-GAAP measures used by the Company. Adjusted Net Earnings Adjusted net earnings is a non-GAAP economic measure we use to evaluate financial performance each period. Adjusted net earnings is calculated by adjusting net earnings (loss) from continuing operations to eliminate: (i) Recognized (gains) and losses, net: the impact of net investment gains/losses, including changes in allowance for expected credit losses and other than temporary impairment (“OTTI”) losses, recognized in operations; and the effect of changes in fair value of the reinsurance related embedded derivative; (ii) Market related liability adjustments: the impacts related to changes in the fair value, including both realized and unrealized gains and losses, of index product related derivatives and embedded derivatives, net of hedging cost; the impact of initial pension risk transfer deferred profit liability losses, including amortization from previously deferred pension risk transfer deferred profit liability losses; and the changes in the fair value of market risk benefits by deferring current period changes and amortizing that amount over the life of the market risk benefit; (iii) Purchase price amortization: the impacts related to the amortization of certain intangibles (internally developed software, trademarks and value of distribution asset (“VODA”)) recognized as a result of acquisition activities; (iv) Transaction costs: the impacts related to acquisition, integration and merger related items; (v) Other “non-recurring,” “infrequent” or “unusual items”: Management excludes certain items determined to be “non-recurring,” “infrequent” or “unusual” from adjusted net earnings when incurred if it is determined these expenses are not a reflection of the core business and when the nature of the item is such that it is not reasonably likely to recur within two years and/or there was not a similar item in the preceding two years. (vi) Income taxes: the income tax impact related to the above mentioned adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. While these adjustments are an integral part of the overall performance of F&G, market conditions and/or the non- operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Adjusted net earnings should not be used as a substitute for net earnings (loss). However, we believe the adjustments made to net earnings (loss) in order to derive adjusted net earnings provide an understanding of our overall results of operations. Adjusted Net Earnings per Common Share Adjusted net earnings per common share is calculated as adjusted net earnings divided by the weighted-average common shares outstanding. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Adjusted Net Earnings per Diluted Share Adjusted net earnings per diluted share is calculated as adjusted net earnings divided by the weighted-average diluted shares outstanding. Management considers this non-GAAP financial measure to be useful internally and for investors and analysts to assess the level of return driven by the Company that is available to common shareholders. Adjusted Return on Assets Adjusted return on assets is calculated by dividing year-to-date annualized adjusted net earnings by year-to-date AAUM. Return on assets is comprised of net investment income, less cost of funds, and less expenses (including operating expenses, interest expense and income taxes) consistent with our adjusted net earnings definition and related adjustments. Cost of funds includes liability costs related to cost of crediting on both deferred annuities and institutional products as well as other liability costs.

Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing financial performance and profitability earned on AAUM. Assets Under Management (AUM) AUM uses the following components: i. total invested assets at amortized cost, excluding derivatives, net of reinsurance qualifying for risk transfer in accordance with GAAP; ii. related party loans and investments; iii. accrued investment income; iv. the net payable/receivable for the purchase/sale of investments, and v. cash and cash equivalents excluding derivative collateral at the end of the period. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment. Average Assets Under Management (AAUM) (Quarterly and YTD) AAUM is calculated as AUM at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment. Book Value per Share (including and excluding AOCI) Book value per share including and excluding AOCI is calculated as total equity (or total equity excluding AOCI) divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company. Sales Annuity, IUL, funding agreement and non-life contingent PRT sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Sales from these products are recorded as deposit liabilities (i.e. contractholder funds) within the Company's consolidated financial statements in accordance with GAAP. Life contingent PRT sales are recorded as premiums in revenues within the consolidated financial statements. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition. Total Capitalization excluding AOCI Total Capitalization excluding AOCI is based on Total Equity and the aggregate principal amount of debt and Total Equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments. Management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts to help assess the capital position of the Company. Total Equity excluding AOCI Total equity excluding AOCI is based on total equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments and discount rate assumption changes for the FPB, management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on total equity.